  Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and among GT Biopharma, Inc. (“Parent”) and each of its subsidiaries (together with Parent, the “Company”) and Anthony J. Cataldo (“Executive”) as of April 23, 2021 (the “Effective Date”), and amends and restates that certain Employment Agreement among Executive and the Company dated August 11, 2020.

WHEREAS, the Company is desirous of employing Executive, and Executive wishes to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Position and Duties: Executive shall be employed by Parent and each of its subsidiaries as its Chief Executive Officer reporting to the Board of Directors of each Company. Executive agrees to devote the necessary business time, energy and skill to his duties at the Company, and will be permitted to engage in outside consulting and/or employment provided said services do not materially interfere with Executive’s obligations to the Company under the terms of this Agreement. These duties of Executive under this Agreement shall include all those duties customarily performed by a company’s Chief Executive Officer as well as providing advice and consultation on general corporate matters and other projects as may be assigned by the Board of Directors of each Company on an as needed basis. Executive shall perform his duties from Beverly Hills, California, unless mutually agreed by Executive and Parent. During the term of Executive’s employment, Executive shall be permitted to serve on boards of directors of for-profit or not-for-profit entities provided such service does not adversely affect the performance of Executive’s duties to the Company under this Agreement, and are not in conflict with the interests of the Company.
Executive shall be nominated to stand for election to the Board of Directors as the Chairman of the Board of each Company annually so long as Executive remains as Chief Executive Officer of Parent. As the Chairman of the Board of each Company’s Board of Directors, Executive shall continue to be subject to the provisions of each Company’s corporate governing documents and all applicable laws relative to his position as a member of each such Board of Directors.

2. Term of Employment: This Agreement shall remain in effect for a period of four years from the Effective Date and thereafter will automatically renew for successive one year periods unless either party provides ninety days’ prior written notice of termination. Upon the termination of Executive’s employment prior to the expiration of the term of this Agreement, Executive shall receive the applicable benefits set forth in this Agreement. Upon the termination of Executive’s employment for any reason, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as set forth below.

3. Compensation: Executive shall be compensated by the Parent for his services to the Company as follows:

(a) Base Salary: Executive shall be paid a base salary of $500,000 per year (the “Base Salary”), payable by Parent monthly in cash in accordance with Parent’s normal payroll procedures. Executive’s Base Salary shall be review on at least an annual basis and may be adjusted as appropriate, but in no event shall it be reduced to an amount below Executive’s Base Salary than in effect. In the event of such an adjustment, that amount shall become Executive’s Base Salary. Furthermore, during the term of this Agreement, in no event shall Executive’s compensation be less than any other officer or employee of the Company.

(b) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, medical insurance (which extends to Executive’s immediate family), as such plans may be modified from time to time, and provided that in no event shall Executive receive less than (4) four weeks paid vacation per annum, (6) six paid sick days per annum, and (5) five paid personal days per annum.

(c) Performance Bonus: Executive shall have the opportunity to earn a performance bonus of fifty percent (50%) of the Base Salary in accordance with the Parent’s Performance Bonus Plan if in effect (“Target Bonus”); if the Parent does not have a Performance Bonus Plan in effect at any given time during the term of this Agreement, then Parent’s Compensation Committee or Board of Directors shall have discretion as to determining bonus compensation for Executive.

(d) Expenses: Parent shall reimburse Executive for reasonable travel, lodging, entertainment and meal expenses incurred in connection with the performance of services within this Agreement. Executive shall be entitled to fly Business Class on any flight longer than four (4) hours and receive full reimbursement for such flight from Parent.

(e) Travel: Executive shall travel as necessary from time to time to satisfy his performance and responsibilities under this Agreement.

4. Effect of Termination of Employment:

(a) Voluntary Termination: In the event of Executive’s voluntary termination from employment with the Company, other than for Change in Control Period Good Reason or for Non Change in Control Good Reason, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of his termination and in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that Executive’s employment terminates as a result of his death or disability, Executive shall be entitled to a pro rata share of the performance-based bonus, if any, for which Executive is then-eligible pursuant to Section 3(c) (presuming performance meeting, but not exceeding, target performance goals) in addition to all compensation and benefits earned under Section 3 through the date of termination.

(b) Termination for Cause: If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 through the date of termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company is terminating Executive’s employment for Cause shall constitute an irrevocable waiver of any contention that the termination was for Cause.

(c) Involuntary Termination During Change in Control Period: If Executive’s employment with the Company terminates as a result of a Change in Control Period Involuntary Termination, then, in addition to any other benefits described in this Agreement and subject to Executive’s execution of a general release of claims against the Company, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of the Company’s termination of Executive’s employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid or payable to Executive for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan, if any, in effect immediately prior to the year in which the Change in Control occurs;

(iii) a lump sum payment equivalent to the remaining Base Salary (as it was in effect immediately prior to the Change in Control) due Executive from the date of Change in Control Period Involuntary Termination to the end of the term in this Agreement or one-half of Executive’s Base Salary then in effect, whichever is the greater; and

(iv) reimbursement for the cost of medical, life, disability insurance coverage at a level equivalent to that provided by the Company for a period expiring upon the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform Parent that new employment has been obtained.
Unless otherwise agreed to by Executive, the amount payable to Executive under subsections (i) through (iii), above, shall be paid to Executive in a lump sum within thirty (30) days following the Company’s termination of Executive’s employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(d) Termination Without Cause in the Absence of Change in Control: In the event that Executive’s employment terminates as a result of a Non Change in Control Period Involuntary Termination, then, in addition to any other benefits described in this Agreement and subject to Executive’s execution of a general release of claims against the Company Executive shall receive the following benefits:

(i) all compensation and benefits earned under Section 3 through the date of the Company’s termination of Executive’s employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid or payable to Executive for the year immediately prior to the year in which the Non Change in Control Period Involuntary Termination occurred and (b) the Target Bonus under the Performance Bonus Plan, if any, in effect immediately prior to the year in which the Non Change in Control Period Involuntary Termination occurs;

(iii) a lump sum payment equivalent to the remaining Base Salary (as it was in effect immediately prior to the Non Change in Control Period Involuntary Termination) due Executive from the date of the Non Change in Control Period Involuntary Termination to the end of the term of this Agreement or one-half of Executive’s Base Salary then in effect, whichever is the greater; and

(iv) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform Parent that new employment has been obtained.
Unless otherwise agreed to by Executive, the amount payable to the Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following the Company’s termination of Executive’s employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(e) Resignation with Good Reason During Change in Control Period: If Executive resigns his employment with the Company as a result of a Change in Control Period Good Reason, then, in addition to any other benefits described in this Agreement and subject to Executive’s execution of a general release of claims against the Company, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid or payable to Executive for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan, if any, in effect immediately prior to the year in which the Change in Control occurs;

(iii) a lump sum payment equivalent to the remaining Base Salary (as it was in effect immediately prior to the Change in Control) due Executive from the date of Executive’s Change in Control Period Good Reason termination to the end of the term of this Agreement or one-half of Executive’s Base Salary then in effect, whichever is the greater; and

(iv) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform the Parent that new employment has been obtained.

Unless otherwise agreed to by Executive, the amount payable to the Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following Executive’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(f) Resignation with Good Reason in the Absence of Change in Control: If Executive resigns his employment with the Company as a result of a Non Change in Control Period Good Reason, then, in addition to any other benefits described in this Agreement and subject to Executive’s execution of a general release of claims against the Company, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s termination of employment;

(ii) a lump sum payment equivalent to a greater of (a) the bonus paid or payable to Executive for the year immediately prior to the year in which Executive resigns and (b) the Target Bonus under the Performance Bonus Plan, if any, in effect immediately prior to the year in which Executive resigns;

(iii) a lump sum payment equivalent to the remaining Base Salary (as it was in effect immediately prior to Executive’s resignation) due Executive from the date of Executive’s resignation to the end of the term of this Agreement or one-half of Executive’s Base Salary then in effect, whichever is the greater; and

(iv) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Companies for a period of the earlier of: (a) one year or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform Parent that new employment has been obtained.
Unless otherwise agreed to by Executive, the amount payable to the Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following Executive’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(g) Resignation from Positions: In the event that Executive’s employment with the Company is terminated for any reason, on the effective date of the termination Executive shall simultaneously resign from each position he holds as an officer and on the Board of Directors of each of Parent, its subsidiaries and any of their affiliated entities.

5. Certain Definitions: For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following occurring on or after the date of this Agreement:

(i) Executive’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any employment or Company record;

(ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations, misdemeanors or similar offenses) or final cease-and-desist over, in each case that involves moral turpitude;

(iii) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(iv) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) Parent is party to a merger or consolidation which results in the holders of the voting securities of Parent outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of Parent or the surviving entity outstanding immediately after such merger of consolidation;

(ii) a change in the composition of the Board of Directors of the Parent occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iii) effectiveness of an agreement for the sale, lease or disposition by Parent of all or substantially all of Parent’s assets; or

(iv) a liquidation or dissolution of Parent.

(c) “Change in Control Period” shall mean the period commencing on the date sixty (60) days prior to the date of consummation of the Change in Control and ending one hundred eighty (180) days following consummation of the Change in Control.

(d) “Change in Control Period Good Reason” shall mean Executive’s resignation for any of the following conditions, first occurring during a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive’s Base Salary, a decrease in Executive’s Target Bonus (as a multiple of Executive’s Base Salary) under the Performance Bonus Plan, or a decrease in employee benefits, in each case other than as a part of any across-the-board reduction applying to all senior executives of either Company which does not disproportionately impact Executive when compared to similarly situated executives;

(ii) a material, adverse change in Executive’s title, authority and responsibilities, as measured against Executive’s title, authority and responsibilities immediately prior to such change;

(iii) a requirement that Executive relocate his principal workplace from Beverly Hills, California;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of Parent to obtain the assumption of this Agreement by any of Parent’s successors or assigns by purchase, merger, consolidation, sale of assets or otherwise; or

(vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 5(d)(iv), above.
The effective date of any resignation from employment by Executive for Change in Control Period Good reason shall be the date of notification to Parent of such resignation from employment by Executive.

(e) “Non Change in Control Period Good Reason” shall mean Executive’s resignation within six months of any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Target Bonus, if any) of greater than ten percent (10%);

(ii) a material, adverse change in Executive’s title, authority or responsibilities, as measured against Executive’s title, authority or responsibilities immediately prior to such change;

(iii) any material breach by the Company of a provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(iv) a requirement that Executive relocate his principal workplace from Beverly Hills, California; or

(v) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 5(e)(iii), above.
The effective date of any resignation from employment by Executive for Non Change in Control Period Good reason shall be the date of notification to Parent of such resignation from employment by Executive.

(f) “Incumbent Directors” shall mean members of Parent’s Board of Directors who either (a) are members of Parent’s Board of Directors as of the date hereof, or (b) are elected, or nominated for election, to Parent’s Board of Directors with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of Parent’s Board of Directors).

(g) “Change in Control Period Involuntary Termination” shall mean during a Change in Control Period the termination by the Company of Executive’s employment with the Company for any reason, including termination as a result of death or disability of Executive, but excluding termination for Cause. The effective date of any Change in Control Period Involuntary Termination shall be the date of notification to Executive of the termination of employment by the Company.

(h) “Non Change in Control Period Involuntary Termination” shall mean outside a Change in Control Period the termination by the Company of Executive’s employment with the Company for any reason, including termination as a result of death or disability of Executive, but excluding termination for Cause. The effective date of any Non Change in Control Period Involuntary Termination shall be the date of notification to Executive of the termination of employment by the Company.

6. Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully addressed and finally resolved by binding arbitration conducted by the American Arbitration Association in Los Angeles, California in accordance with its National Employment Dispute Resolution rules. In connection with any such arbitration, Parent shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The Company agrees that any decisions of arbitrator(s) will be binding and in any state that the Company conducts the operation of its business.

7. Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of the Agreement.

8. Restrictive Covenants:

(a) Nondisclosure. During the term of this Agreement and following termination of Executive’s employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by Executive with respect to the business of the Company (which shall include, but not be limited to, confidential information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Executive in confidence as a fiduciary. For purposes of this Agreement “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or through his employment by the Company (including information conceived, originated, discover or developed by Executive) prior to or after the date hereof and not generally known or in the public domain about the Company or its business. Notwithstanding the foregoing, none of the following information shall be treated as Confidential Information: (i) information which is known to the public at the time of disclosure to Executive; (ii) information which becomes known to the public by publication or otherwise after disclosure to Executive through no fault of Executive; (iii) information which was rightfully received by Executive from a third party without violating any non-disclosure obligation owed to or in favor of the Company; or (iv) information unrelated to the Company’s business which was developed by or on behalf of Executive independently of any disclosure hereunder as shown by written records. Nothing herein shall be deemed to restrict Executive from disclosing Confidential Information to the extend required by law or by any court.

(b) Non-Competition. Executive shall not, while employed by the Company, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, or otherwise), in any business that manufactures, markets or sells products that directly compete with any product of the Company. Nothing herein shall prohibit Executive from being a passive owner of less than 5% of the stock of any entity directly engaged in a competing business.

(c) Property Rights; Assignment of Inventions. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, during his employment by the Company arising out of such employment and pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(i) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Company;

(ii) to disclose promptly to an authorized representative of Parent all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(iii) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Parent (other than Executive);

(iv) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to the Company and/or its nominees all of Executive’s right, title and interest in them, and all of Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Parent and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for his and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(v) at the request of Parent, and without expense to Executive, to execute such documents and perform such other acts as Parent deems necessary or appropriate, for the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Parent, and to assign the Company or their respective designees such inventions and any and all patent applications and patents relating thereto.

9. General:

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executives and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture, or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b) Amendments; Waivers: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Parent (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices: Any notices to be given pursuant to this Agreement by either party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his/her address by written notice to the other in accordance with this subsection (c). Mailed notices to Executive shall be addressed as follows:

Anthony J. Cataldo

Email: ajc@gtbiopharma.com

Mailed notices to the Company shall be addressed as follows:

GT Biopharma, Inc.
9350 Wilshire Blvd., Suite 203
Beverly Hills, CA 90212
Attention: Board of Directors

(d) Entire Agreement: This Agreement constitutes the entire employment agreement among Executive and the Company regarding the terms and conditions of his employment, with the exception of any stock option, restricted stock or other Company stock-based award agreements among Executive and the Company to the extent not modified by this Agreement. This Agreement supersedes all prior negotiations, representations or agreements among Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by Parent and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effort.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law: Executive and the Companies agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

(l) Board Approval: Parent and each of its subsidiaries warrants to Executive that the Compensation Committee of the Board of Directors of Parent and each of its subsidiaries has ratified and approved this Agreement, and that Parent will cause the appropriate disclosure filing to be made with the Securities and Exchange Commission in a timely manner.

[Signature Page Follows]

IN WHITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Anthony J. Cataldo
Anthony J. Cataldo

GT BIOPHAMA, INC.

/s/ Michael Handelman
Michael Handelman
Chief Financial Officer